Exhibit 99.1
External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis, Inc. Reports First Quarter 2021 Financial Results

CUPERTINO, Calif. – May 12, 2021 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on negative carbon intensity products, today announced its financial results for the three months ended March 31, 2021.

“On track with our Five Year Plan, revenues from ethanol sales in Q1 2021 increased 8% compared to Q1 2020 as economic recovery from COVID-19 created increased demand for liquid transportation fuels along with its associated stronger pricing,” said Todd Waltz, Chief Financial Officer of Aemetis.  “Ethanol revenues during the first quarter of 2021 increased to $42.8 million compared to $39.5 million during the first quarter of 2020.  The price of ethanol has steadily increased from $1.40 price per gallon in January 2021 to more than $2.90 per gallon today, reflecting higher fuel demand and increased enforcement by the EPA of federal laws related to renewable fuels. The EPA’s recent actions to enforce compliance with the Renewable Fuel Standard (RFS) have been a meaningful driver of growth for the renewable fuels industry, expanding markets and significantly increasing the value of our negative carbon intensity dairy Renewable Natural Gas (RNG), ethanol and other biofuels.  This year, those classified as ‘Obligated Parties’ under the RFS began to more fully comply with fuel blending rules compared to previous years, resulting in a significant increase in the prices of Renewable Identification Numbers (RINs) that support increased blending of renewable fuels as an ongoing trend,” added Waltz.

“We are pleased with the milestones accomplished during the first quarter of 2021, including our Carbon Zero renewable jet/diesel project receiving an exclusive license to use the patented technology that extracts low-cost, low carbon sugar from waste wood for use in biofuels production, significant progress shown by the recent issuance of 19 key permits for construction of the jet/diesel plant, and the awarding of energy efficiency grants that now provide a total of $16.8 million for the ethanol plant upgrades currently in process,” said Eric McAfee Chairman and CEO. “The Aemetis Biogas RNG project received approval for an Low Carbon Fuel Standard (LCFS) pathway that established a -426 carbon intensity for our dairy RNG biogas project, and we received California Environmental Quality Act (CEQA) approval for a 32-mile extension to our existing 4-mile biogas pipeline, in addition to $23 million grant funding awarded by government agencies and utilities.  We also formed the Aemetis Carbon Capture subsidiary to inject CO2 emissions into sequestration wells which are expected to be drilled at our two biofuels plant sites in California above unique shale formations, therefore avoiding the need to construct expensive CO2 pipelines to sequester carbon underground.  These milestones reflect our execution of the projects under our Five Year Plan that produce negative carbon intensity products to rapidly grow value for Aemetis shareholders. We invite investors to review the updated Aemetis Corporate Presentation on the Aemetis home page prior to the earnings call.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-844-407-9500
Live Participant Dial In (International): +1-862-298-0850
Webcast URL:  https://www.webcaster4.com/Webcast/Page/2211/41240

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended March 31, 2021

Revenues during the first quarter of 2021 increased to $42.8 million, compared to $39.5 million for the first quarter of 2020. Our North America operations in the first quarter of 2021, as compared to the first quarter of 2020, experienced steady sales volume with an increase in the selling price from $1.56 per gallon to $1.91 per gallon, and increase in the delivered corn price from an average of $5.20 per bushel during the first quarter of 2020 to $6.87 per bushel during Q1 2021.

Gross loss for the first quarter of 2021 was $3.6 million, compared to a $0.4 million loss during the first quarter of 2020. Losses during the first quarter of 2021 resulted from crush margin that was overall weaker than the same period of the previous year. Within the first quarter of 2021, the crush margin improved as ethanol rose from $1.40 per gallon in January 2021 to more than $2.90 per gallon today.

Selling, general and administrative expenses increased to $5.4 million during the first quarter of 2021 from $3.9 million during the same period in 2020.

Operating loss was $9.0 million for the first quarter of 2021, compared to operating loss of $4.5 million for the same period in 2020.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, increased to $7.2 million during the first quarter of 2021 compared to $6.9 million during the first quarter of 2020. Additionally, our Aemetis Biogas initiative recognized $1.9 million of accretion of the preference payments on its preferred stock during the first quarter of 2021 compared to $960 thousand during the first quarter of 2020.

Net loss increased to $18.1 million for the first quarter of 2021, compared to net loss of $12.1 million for the first quarter of 2020.

Cash at the end of the first quarter of 2021 was $15.8 million compared to $592 thousand at the close of the fourth quarter of 2020. Cash strengthened from proceeds of $62.4 million of stock sales, used to repay $36.9 million of high interest rate debt, invest in capital projects and fund working capital for operations.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel and bioproducts company focused on the acquisition, development and commercialization of innovative technologies that replace traditional petroleum-based products. Founded in 2006, Aemetis has completed Phase 1 and is expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas (RNG). Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis also owns and operates a 50 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing the Carbon Zero plant in Riverbank, California to convert cellulosic hydrogen from waste orchard wood and renewable electricity from solar and hydroelectric sources into renewable jet and diesel fuel. Aemetis holds a portfolio of patents and related technology licenses for the production of renewable fuels and bioproducts. For additional information about Aemetis, please visit www.aemetis.com.

NON-GAAP FINANCIAL INFORMATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest expense, income tax expense, intangible and other amortization expense, accretion expense, depreciation expense and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan, future growth in revenue, expansion into new markets, our ability to commercialize and scale the licensed patented technology, the ability to obtain sufficiently low Carbon Intensity scores to achieve below zero carbon intensity transportation fuels, the development of the Aemetis Biogas Dairy project, the development of the Aemetis Carbon Zero plant at the Riverbank site, the upgrades to the Aemetis Keyes ethanol plant, the development of the Aemetis Carbon Capture projects, and the ability to access the funding required to execute on project construction and operations..  Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and in our subsequent filings with the SEC. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited, in thousands except per share data)

	Three months ended
	March 31, 2021	March 31, 2020

Revenues	$42,807	$39,480
Cost of goods sold	46,415	39,913
Gross loss	(3,608)	(433)

Research and development expenses	23	117
Selling, general and administrative expenses	5,382	3,936

Operating loss	(9,013)	(4,486)

Other expense/(income)
Interest rate expense	5,965	5,586
Debt related fees and amortization expense	1,215	1,290
Accretion of Series A preferred units	1,943	960
Other income	(31)	(63)

Loss before income taxes	(18,105)	(12,259)

Income tax expense/(benefit)	7	(207)

Net loss	$(18,112)	$(12,052)

Net loss per common share
Basic	$(0.69)	$(0.58)
Diluted	$(0.69)	$(0.58)

Weighted average shares outstanding
Basic	26,289	20,651
Diluted	26,289	20,651

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$15,787	$592
Accounts receivable	1,755	1,821
Inventories	4,210	3,969
Prepaid and other current assets	2,464	2,301
Total current assets	24,216	8,683

Property, plant and equipment, net	113,090	109,880
Other assets	6,427	6,576
Total assets	$143,733	$125,139

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$17,574	$20,739
Current portion of long-term debt	11,848	44,974
Short term borrowings	13,559	14,541
Mandatorily redeemable Series B stock	3,277	3,252
Accrued property taxes	6,085	5,674
Accrued contingent litigation fees	6,200	6,200
Other liabilities	7,823	6,855
Total current liabilities	66,366	102,235

Total long term liabilities	215,734	207,648

Total stockholders' deficit:

Series B convertible preferred stock	1	1
Common stock	30	23
Additional paid-in capital	157,933	93,426
Accumulated deficit	(292,192)	(274,080)
Accumulated other comprehensive loss	(4,139)	(4,114)
Total stockholders' deficit	(138,367)	(184,744)
Total liabilities and stockholders' deficit	$143,733	$125,139

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	Three months ended
	March 31,
	2021	2020

Net loss	$(18,112)	$(12,052)
Adjustments:
Interest expense	7,180	6,876
Depreciation expense	1,386	1,090
Accretion of Series A preferred units	1,943	960
Share-based compensation	835	310
Intangibles and other amortization expense	12	12
Income tax expense/(benefit)	7	(207)
Total adjustments	11,363	9,041
Adjusted EBITDA	$(6,749)	$(3,011)

PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three months ended March 31,
	2021	2020
Ethanol
Gallons sold (in millions)	15.6	15.7
Average sales price/gallon	$1.91	$1.56
Percent of nameplate capacity	114%	114%
WDG
Tons sold (in thousands)	104	107
Average sales price/ton	$106	$78
Delivered Cost of Corn
Bushels ground (in millions)	5.5	5.7
Average delivered cost / bushel	$6.87	$5.20
Biodiesel
Metric tons sold (in thousands)	0.3	3.6
Average Sales Price/Metric ton	$1,026	$786
Percent of nameplate capacity	1%	9%
Refined glycerin
Metric tons sold (in thousands)	0.1	0.1
Average Sales Price/Metric ton	$956	$619